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                                                                      EXHIBIT 16


July 12, 2000



Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sirs/Madams:

We have read the comments in Item 4 of Form 8-K of Pharmacia Corporation dated July 13, 2000 and have the following comments:

* We agree with the comments in the first sentence of the second paragraph concerning the dismissal of Deloitte & Touche LLP and in the third and fourth paragraphs of Item 4.

* We have no basis on which to agree or disagree with the remainder of the comments in Item 4 of the subject Form 8-K.

Yours truly,

/s/ DELOITTE & TOUCHE LLP